Exhibit j
PricewaterhouseCoopers LLP
125 High Street
Boston, MA 02110-1707
Telephone (617) 530 5000
Facsimile (617) 530 5001
pwc.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 15, 2009, relating to the financial statements and financial highlights which appear in the August 31, 2009 Annual Report to Shareholders of Goldman Sachs Technology Tollkeeper Fund (formerly Goldman Sachs Tollkeeper Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 29, 2010